Exhibit 21

SUBSIDIARIES OF ABAKAN INC.

Abakan Inc. (Nevada corp.)

AMP Distributors Inc. (100% owned by Abakan) (Nevada corp.)	Powdermet, Inc. (41% owned by Abakan) (Delaware corp.)

MesoCoat, Inc. (51% owned by Abakan) (49% owned by Powdermet) (Nevada corp.)